VERITEX

Acquisition of Sovereign Bancshares, Inc.

& Follow-On Equity Capital Raise

December 2016

Safe Harbor Statement

ABOUT VERITEX HOLDINGS, INC.
Headquartered in Dallas, Texas, Veritex Holdings, Inc. ("VBTX", "Veritex" or the "Company") is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with locations throughout the Dallas metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System. For more information, visit www.veritexbank.com.

NO OFFER OR SOLICITATION
This communication does not constitute an offer to sell, a solicitation of an offer to sell, the solicitation or an offer to buy any securities or a solicitation of any vote or approval. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirement of Section 10 of the Securities Act of 1933, as amended.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT
In connection with the proposed merger of Veritex and Sovereign Bancshares, Inc., Veritex will file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 that will include a joint proxy statement of Veritex and Sovereign Bancshares, Inc. ("Sovereign") and a prospectus of Veritex, as well as other relevant documents concerning the proposed transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VERITEX, SOVEREIGN AND THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related joint proxy statement/prospectus, when filed, as well as other documents filed with the SEC by Veritex through the web site maintained by the SEC at www.sec.gov. Documents filed with the SEC by Veritex will also be available free of charge by directing a written request to Veritex Holdings, Inc., 8214 Westchester Drive, Suite 400, Dallas, Texas 75225 Attn: Investor Relations. Veritex's telephone number is (972) 349-6200.

ADDITIONAL INFORMATION ABOUT THE OFFERING
Veritex has filed a shelf registration statement on Form S-3 (including a prospectus) with the SEC which was declared effective on November 25, 2015. Before you invest in the offering to which this communication relates, you should read the prospectus in that registration statement and the preliminary prospectus supplement related to the offering and the other documents Veritex will file with the SEC for more complete information about Veritex and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, Veritex, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Stephens Inc., 111 Center Street, Little Rock, Arkansas 72201, Attn: Prospectus Department, by emailing prospectus@stephens.com, by calling (501) 377-2131 or by faxing (501) 377-2404.

NON-GAAP FINANCIAL MEASURES
Veritex reports its results in accordance with United States generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP performance measures used in managing the business may provide meaningful information about underlying trends in its business. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Veritex's reported results prepared in accordance with GAAP. Please see Reconciliation of Non-GAAP Measures at the end of this presentation for a reconciliation to the nearest GAAP financial measure.

PARTICIPANTS IN THE TRANSACTION
Veritex, Sovereign and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective shareholders of Veritex and Sovereign in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about Veritex and its directors and officers may be found in the definitive proxy statement of Veritex relating to its 2016 Annual Meeting of Stockholders filed with the SEC on April 7, 2016. The definitive proxy statement can be obtained free of charge from the sources described in the preceding paragraph.

Forward Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release may contain certain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about the Company and its subsidiaries. Forward-looking statements include information regarding the Company's future financial performance, business and growth strategy, projected plans and objectives, and related transactions, integration of the acquired businesses, ability to recognize anticipated operational efficiencies, and other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to whether the Company can: successfully implement its growth strategy, including identifying acquisition targets and consummating suitable acquisitions; continue to sustain internal growth rate; provide competitive products and services that appeal to its customers and target market; continue to have access to debt and equity capital markets; and achieve its performance goals. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Veritex's Annual Report on Form 10-K filed with the SEC on March 15, 2016 and any updates to those risk factors set forth in Veritex's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Veritex's underlying assumptions prove to be incorrect, actual results may differ materially from what Veritex anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Veritex does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us. In addition, Veritex cannot assess the impact of each factor on Veritex's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Veritex or persons acting on Veritex's behalf may issue. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Equity Offering Term Sheet

Issuer	Veritex Holdings, Inc.
NASDAQ Symbol	VBTX
Offering Type	Follow-On
Security	Common Stock
Base Offering	$70 Million
Option	15%
Use of Proceeds	Cash consideration for Sovereign merger and general corporate purposes
Lockup Period	90 days
Sole Bookrunner	Stephens Inc.
Co-Manager	Sandler O'Neill + Partners, L.P.

Veritex – "Truth in Texas Banking"

Overview

- Headquartered in Dallas, Texas
- Established in 2010
- Eleven locations within one of the fastest growing metropolitan areas in the U.S.
- Strong core deposit mix and commercial lending focus
- Significant organic growth profile complemented by disciplined M&A

Financial Highlights

(Dollars in Millions)

Total Assets	$	1,269
Tangible Common Equity	$	113
ROAA (MRQ)		1.10%
NPAs / Assets		0.17%

Franchise Footprint



Oak Point
Little Elm
Frisco
McKinney
Lowry
The Colony
Allen
Lucas
Parker
Plano
Murphy
Coppell
Carrollton
Sachse
Richardson
Grapevine
Farmers Branch
Rowlett
Euless
Irving
Dallas
Mesquite
Tom Landry Hwy
Cockrell Hill
Balch Springs
Duncanville
Hutchins
VBTX (11)

Source: SNL Financial and Company documents; financial data as of 9/30/16.

Experienced Leadership

Executive Management



C. Malcolm Holland, III
Chairman of the Board, Chief Executive Officer

- 34 years of banking experience, all in the Dallas metropolitan area
- Former CEO of Texas region for Colonial Bank, which grew from $625 million to $1.6 billion
- Former President of First Mercantile Bank



William C. Murphy
Vice Chairman

- 45 years of banking experience, all in the Dallas metropolitan area
- Previously served as Chairman or CEO of several Dallas community banks
- Has led 25 financial institution transactions



Noreen E. Skelly
Chief Financial Officer

- Over 25 years of banking experience
- Former CFO of Highlands Bancshares, Inc.
- Former SVP and Retail Bank Division Finance Officer of Comerica Bank

Seasoned Senior Managers

- LaVonda Renfro – Executive Vice President & Chief Retail Officer
- Angela Harper – Executive Vice President & Credit Risk Officer
- Jeff Kesler – Executive Vice President & Chief Lending Officer
- Clay Riebe – Executive Vice President & Chief Credit Officer

Board of Directors

- Experienced and well-connected board of directors

Commitment to Delivering Shareholder Value

(Dollars in Millions, Except Per Share)

Return on Average Assets



0.03%
0.31%
0.58%
0.75%
0.98%
1.10%
2011
2012
2013
2014
2015
3Q16 Ann.

Efficiency Ratio



92.2%
78.0%
69.8%
66.5%
60.8%
56.6%
2011
2012
2013
2014
2015
3Q16

Loans & Deposits



$298
$365
$398
$448
$495
$574
$603
$639
$821
$868
$927
$1,077
2011
2012
2013
2014
2015
3Q16
Loans
Deposits

Tangible Book Value per Share



$5.28
$5.77
$6.46
$8.96
$9.59
$10.55
2011
2012
2013
2014
2015
3Q16

Source: SNL Financial and Company documents; information as of and for the year ended unless otherwise noted.
Note: Reconciliation of the non-GAAP financial measure tangible book value per share can be found at the end of the presentation.

Investment Highlights

- Established leadership team with focus on enhancing shareholder value
- Scalable infrastructure and expanding profitability
- Proven credit culture
- Robust organic loan and deposit growth
- Disciplined M&A strategy with demonstrated success
  - Acquired and integrated four banks since 2010
  - Announced second acquisition since IPO

Attractive Valuation vs. Texas Peers



VBTX
TX Peers
18.7x
22.3x
P / LTM EPS
16.0x
18.3x
P / 2017E EPS
1.93x
2.68x
P / TBVPS

Source: SNL Financial and Bloomberg as of 12/9/16.
Note: TX Peers based on median statistics for CFR, TCBI, PB, HTH, LTXB, FFIN, IBTX, SBSI and ABTX; VBTX valuation based on the 10-day Volume Weighted Average Price ("VWAP") of $20.34 as of 12/9/16.

Announced Acquisition of Sovereign Bancshares

Combined Franchise

★ Offices:	21
★ Assets:	$2.4 Billion
★ Loans:	$1.8 Billion
★ Deposits:	$1.9 Billion

- ★ Compelling transaction between two established Dallas-based banks
- ★ Increases deposit market share rank to #17 in D/FW metroplex
- ★ Addition of two Sovereign insiders to VBTX board of directors
- ★ Financially attractive with double digit EPS accretion and limited TBVPS dilution

Combined Texas Footprint



VBTX (11)
Sovereign (10)
D/FW Metroplex
VBTX (11)
Sovereign (7)

Source: SNL Financial and Company documents as of 9/30/16.
Note: Market share rank based on FDIC data as of 6/30/16. Combined figures for Veritex and Sovereign as of 9/30/16.

Transaction Impact

Strategic Rationale

- Strengthens presence in Dallas with meaningful expansion into other key areas of the D/FW metroplex, including Fort Worth
- Expansion into Austin ($63 million loans; $108 million deposits) and Houston ($156 million loans; $58 million deposits)
- Significantly enhances VBTX liquidity and institutional ownership

Attractive Financial Returns(a)

- EPS accretion in the first twelve months of ~10% with partial realization of anticipated expense savings
- EPS accretion in the second twelve months of ~13% with full realization of expense savings
- TBVPS dilution of ~3.5% and less than 2 year earnback (crossover method), inclusive of all estimated one-time deal related charges

Capital Impact

	As Reported	Pro Forma(a)
TCE / TA	9.1%	8.8%
Leverage Ratio	9.8%	9.6%
Total RBC	13.4%	12.5%

Note: Reconciliation of the non-GAAP financial measure tangible common equity to tangible assets (TCE / TA) can be found at the end of the presentation.
(a) Assumes transaction closes in 2Q17. Assumes impact of proposed merger, equity raise, and sub debt raise to refinance SBLF. Equity offering assumes a VBTX price per share of $20.34 based on the Bloomberg 10-day VWAP as of 12/9/16.

Two Attractive Dallas Based Banks

(Dollars in Millions)

		Veritex	Sovereign Bank
Franchise	Headquarters	Dallas	Dallas
	Year Established	2010	2004
	D/FW Deposit Market Share Rank	26	31
Balance Sheet	Assets	$1,269	$1,099
	Loans	$927	$863
	Deposits	$1,077	$859
Profitability	NIM (MRQ)	3.70%	3.50%
	Efficiency Ratio (MRQ)	56.6%	64.5%
	ROAA (MRQ)	1.10%	0.85%
Credit	NPAs / Assets	0.17%	1.38%
	Energy Loans / Loans	-	9.4%
	Loan Growth (YTD Ann.)	17.2%	7.9%
	Excl. Energy Loans	17.2%	15.2%

Key Takeaways

Franchise
- Low risk in-market expansion
- Ranked #17 pro forma in D/FW deposit market share

Balance Sheet
- Significantly increases scale
- Complementary commercial loan and deposit focus

Profitability
- Achievable cost savings opportunities
- Continued strong returns

Credit
- Sovereign energy exposure has impacted credit
- Pro forma energy loans will represent less than 5% of loans
- Credit mark represents ~3% of loans

Source: SNL Financial and Company documents as of 9/30/16.
Note: Market share rank based on FDIC data as of 6/30/16.
Note: NPAs excludes restructured loans.

Thorough Due Diligence & Credit Review Process

- Credit review conducted by highly experienced third party team alongside Veritex
  - Reviewed 85% of total loan portfolio
  - Reviewed 99% of energy loans
- Last twelve months cumulative energy charge offs of $917 thousand
- Out of 31 energy credits:
  - 11 are classified, representing 29% of energy loans
  - 15 are criticized, representing 52% of energy loans
- Energy specific credit marks represent over 9% of total energy loans
- Total credit mark represents approximately 3% of total loans

Reduction in Energy Exposure



Last Twelve Months
$116.8
(31%)
$80.7
9/30/15
9/30/16

Combined Loans (9/30/16)



Other 3.9%
1-4 Family 8.7%
C&I 26.5%
C&D 16.5%
CRE - OO 14.3%
CRE - NOO 25.6%
Energy 4.5%
E&P $56.1 69.5%
$11.7 14.5%
Midstream
$12.9 16.0%
Services

Source: SNL Financial and Company documents as of 9/30/16.
Note: Total loans excludes loans HFS. Combined loans for Veritex and Sovereign as of 9/30/16.

Summary Transaction Terms

Consideration Mix	$58 million in cash and 5,117,647 shares (fixed cash and stock)
Transaction Value	$162 million based on a VBTX 10-day VWAP of $20.34 as of 12/9/16
Price / TBV	1.74x
Price / LTM Net Income	19.8x
Price / 2017E Net Income	14.8x
Core Deposit Premium[(a)]	8.9%
Minimum Tangible Common Equity	$89 million required at close
Required Approvals	Customary regulatory and shareholder approvals
Expected Closing	Q2 2017
Board	Two Sovereign representatives will join Veritex Board

Source: SNL Financial and Company documents as of 9/30/16; Bloomberg as of 12/9/16.
(a) Core deposits defined as total deposits less CDs > $250,000.

Key Transaction Assumptions

Financing

- Assumes a $70 million base equity offering plus 15% option
- Assumes a $20 million subordinated debt offering after closing to refinance outstanding Sovereign SBLF
  - SBLF outstanding of $24.5 million with a 9% annual dividend

Cost Savings

- Expect annual pre-tax expense savings of approximately $9 million, or ~35%
- Partially achieved in year 1 and fully achieved in year 2

Purchase Accounting Adjustments

- Gross pre-tax credit mark of approximately $25 million, or ~3% of total loans
- Repossessed asset pre-tax mark of approximately $700 thousand
- Property write-up of approximately $1 million pre-tax
- Core deposit intangible of approximately $7 million

Merger Related Costs

- Combined pre-tax transaction expenses of approximately $18 million
- Includes estimates for payments pursuant to change of control and retention agreements, as well as other one-time merger costs
- Sovereign merger related costs considered in minimum tangible common equity requirement

Successful Organic Growth and M&A Strategy

(Dollars in Thousands)



Founded Veritex Holdings & acquired $182 million asset Professional Bank
$197,949
$181,800
Acquired $166 million asset Fidelity Bank and $54 million asset Bank of Las Colinas
$437,820
$220,100
0.03%
Grew $86 million organically and hit $500 million in total assets
$524,127
0.31%
Grew $141 million organically
$664,971
0.58%
Completed $40 million Initial Public Offering and grew $137 million organically
$802,286
0.75%
Acquired $124 million asset IBT Bancorp, Inc.
$1,039,600
$124,400
0.98%
Grew $230 million or 22% organically YTD 2016
$1,269,238
1.10%
$2,367,827
2010
2011
2012
2013
2014
2015
9/30/16
Combined 9/30/16
Total Assets at Year End
Assets Acquired During the Year
ROAA

Source: SNL Financial and Company documents.
Note: Combined assets for Veritex and Sovereign as of 9/30/16.

Reconciliation of Non-GAAP Measures

(Dollars in Thousands, Except Per Share)

The Company's management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance including tangible book value per common share and tangible common equity to tangible assets. The Company has included in this presentation information related to these non-GAAP financial measures for the applicable periods presented. Reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the table below.

	As of December 31,					As of
	2011	2012	2013	2014	2015	9/30/16
Total Stockholders' Equity	$ 58,676	$ 61,860	$ 66,239	$ 113,312	$ 132,046	$ 142,423
Preferred Stock	(8,000)	(8,000)	(8,000)	(8,000)	-	-
Common Equity	50,676	53,860	58,239	105,312	132,046	142,423
Goodwill	(19,148)	(19,148)	(19,148)	(19,148)	(26,865)	(26,865)
Intangible Assets	(2,183)	(1,875)	(1,567)	(1,261)	(2,410)	(2,257)
Tangible Common Equity	29,345	32,837	37,524	84,903	102,771	113,301
Common Shares Outstanding	5,554	5,694	5,805	9,471	10,712	10,736
Tangible Book Value per Share	$ 5.28	$ 5.77	$ 6.46	$ 8.96	$ 9.59	$ 10.55
Total Assets	$ 437,820	$ 524,127	$ 664,971	$ 802,286	$ 1,039,600	$ 1,269,238
Goodwill	(19,148)	(19,148)	(19,148)	(19,148)	(26,865)	(26,865)
Intangible Assets	(2,183)	(1,875)	(1,567)	(1,261)	(2,410)	(2,257)
Tangible Assets	416,489	503,104	644,256	781,877	1,010,325	1,240,116
Tangible Common Equity	29,345	32,837	37,524	84,903	102,771	113,301
TCE / TA	7.0%	6.5%	5.8%	10.9%	10.2%	9.1%

Source: Company documents.

VERITEX

COMMUNITY BANK

TRUTH IN TEXAS BANKING